Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated October 14, 2010 with respect to the financial statements and internal control over financial reporting included in the Annual Report of Herley Industries, Inc. on Form 10-K for the fifty-two weeks ended August 1, 2010. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Herley Industries, Inc. on Forms S-8 (File Nos. 333-145503, dated August 16, 2007; 333-121554, dated December 22, 2004; 333-71476, dated October 12, 2001; 333-95327, dated January 25, 2000; 333-46777, dated February 24, 1998; and 333-17369 dated December 6, 1996).

GRANT THORNTON LLP

Philadelphia, Pennsylvania

October 14, 2010